Exhibit 99.1
FOR RELEASE
Entegris Announces 14% Dividend Increase
BILLERICA, Mass.--(BUSINESS WIRE)--July 17, 2019-- Entegris, Inc. (NasdaqGS: ENTG), a leader in specialty chemicals and advanced materials solutions for the microelectronics industry, today announced that its Board of Directors has declared a quarterly cash dividend of $0.08 per share, a fourteen percent increase compared to the prior quarterly dividend. The dividend will be paid on August 21, 2019 to shareholders of record on the close of business on July 31, 2019.
ABOUT ENTEGRIS
Entegris is a leading specialty materials provider for the microelectronics industry and other high-tech industries. Entegris is ISO 9001 certified and has manufacturing, customer service and/or research facilities in the United States, China, France, Germany, Israel, Japan, Malaysia, Singapore, South Korea and Taiwan. Additional information can be found at www.entegris.com.